Exhibit 12


                CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (Dollars in Millions)


                                Nine Months
                                      Ended        Year Ended December 31,
                                            ----------------------------------
                         September 30, 1997   1996   1995   1994   1993   1992
                         ------------------   ----   ----   ----   ----   ----

Net Income before Cumulative
 Effect of Changes in
 Accounting Principles (1)           $2,381 $2,607 $  930 $1,693 $1,265 $2,210

Income Tax Expense                    1,875  2,624  1,094  1,322  1,389  1,508

Distributions (Less Than)
Greater Than Income from Less Than
   50 Percent Owned Equity Affiliates  (113)    29     (5)    (3)     6     (9)

Minority Interest                         8      4      0      3     (2)     2

Previously Capitalized Interest
   Charged to Earnings During Period     21     24     47     32     20     18

Interest and Debt Expense               302    471    557    453    390    490

Interest Portion of Rentals (2)         118    158    148    156    169    152
                                     ------ ------ ------ ------ ------ ------

Earnings before Provisions for
   Taxes and Fixed Charges           $4,592 $5,917 $2,771 $3,656 $3,237 $4,371
                                     ====== ====== ====== ====== ====== ======

Interest and Debt Expense              $302   $471   $557   $453   $390   $490

Interest Portion of Rentals (2)         118    158    148    156    169    152

Capitalized Interest                     82    108    141     80     60     46
                                     ------ ------ ------ ------ ------ ------

   Total Fixed Charges                 $502   $737   $846   $689   $619   $688
                                     ====== ====== ====== ====== ====== ======


Ratio of Earnings to Fixed Charges     9.15   8.03   3.28   5.31   5.23   6.35

(1) The information for 1995 and thereafter reflects the company's adoption of the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

(2) Calculated as one-third of rentals.






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